EXHIBIT 23



                         Consent of Independent Auditors


The Board of Directors
FNB Corp.


We consent to incorporation by reference in the registration statements (Nos. 33-72686 and 333-54702) on Form S-8 of FNB Corp. of our report dated March 16, 2001, relating to the consolidated balance sheets of FNB Corp. and subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of income, shareholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2000, included in the December 31, 2000 annual report on Form 10-K of FNB Corp.





                                                                        KPMG LLP

April 2, 2001
Greenville, South Carolina